Exhibit 8(g)

                                    ADDENDUM

      The Contract between Scudder Variable Life Investment Fund (the "Fund") and State Street Bank and Trust Company (the "Custodian") dated March 15, 1985 (the "Contract") is hereby amended as follows:

1. Article I entitled "Employment of Custodian and Property to be held by It; Application of Contract" shall be removed in its entirety, and in its place a new Article I, which is listed below, shall be inserted into the Contract.

I.    Employment of Custodian and Property to be Held by It; Application of
      Contract

      The Fund hereby employs the Custodian as the Custodian of its assets pursuant to the provisions of the Declaration of Trust and the By-Laws of the Fund. The Fund agrees to deliver to the Custodian all securities and cash owned by it, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Fund from time to time, and the cash consideration received by it for such new or treasury shares of beneficial interest, without par value, ("Shares") of all series whenever created (each a "Portfolio") of the Fund as may be issued or sold from time to time. The Custodian shall not be responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian.

      The Custodian may from time to time employ one or more subcustodians, but only in accordance with an applicable vote by the Trustees of the Fund.

      The Fund may from time to time employ a special custodian in connection with certain repurchase agreements entered into by the Fund, with the terms of such employment to be governed by a special custodian agreement between the Fund and the special custodian. However, the Fund agrees not to employ any such special custodian until the Fund and the Custodian have entered into a master repurchase agreement or other agreement which sets forth the terms governing the relationship, including the method of transfer of securities and cash, between the Custodian and such special custodian. The Custodian agrees that it will not enter into any subcustodian contract which provides a standard of care less than reasonable care.

      State Street acknowledges that additional Portfolios may be established and that Portfolios may be terminated, from time to time by action of the Trustees of the Fund. If the context requires and unless otherwise specifically provided herein, the term "Fund" as used in this Contract shall mean, in addition, each subsequently created separate Portfolio.

2. Article VIII entitled "Responsibility of Custodian" shall be removed in its entirety, and in its place a new Article VIII, which is listed below, shall be inserted into the Contract.


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

VIII. Responsibility of Custodian

      So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence. It shall be entitled to rely on and may act upon advice of Fund counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Notwithstanding the foregoing, the responsibility of the Custodian with respect to redemptions effected by check shall be in accordance with a separate agreement entered into between the Custodian and the Fund.

      If the Fund requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund being liable for the payment of money or incurring liability of some other form, the Fund, as a prerequisite to requiring the Custodian to take action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.


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

      If the Fund requires the Custodian to advance cash or securities for any purpose except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of this 9th day of August, 1991.

                              SCUDDER VARIABLE LIFE INVESTMENT FUND


                              By /s/ Pamela A. McGrath
                                 -----------------------------------

                              Its V.P. & Treasurer
                                  ----------------------------------

                              STATE STREET BANK AND TRUST COMPANY


                              By /s/ Robert Kaplin
                                 -----------------------------------

                              Its Vice President
                                  ----------------------------------


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